Exhibit 21.1



                              LIST OF SUBSIDIARIES
                             (as of March 31, 2003)


Corporation                                                      State
-----------                                                      -----

Commonwealth Premium Finance Corporation                         Kentucky
Equity Insurance Managers of Illinois, L.L.C.                    Illinois
Fiduciary Counsel, Inc.                                          Delaware
Unified Banking Company                                          Federal
Unified Trust Company, National Association                      Federal
Unified Employee Services, Inc.                                  Delaware
Unified Financial Securities, Inc.                               Indiana
Unified Fund Services, Inc.                                      Delaware
Unified Insurance Managers, Inc.                                 Kentucky